Entorian Technologies Announces Settlement and Purchase Agreement

with Kentron Technologies, Inc.

Austin, Texas, April 23, 2008 - Entorian™ Technologies Inc. (NASDAQ: ENTN), a market-leading provider of advanced electronic technologies and solutions for enterprise, consumer and other high-growth markets, today announced that it has entered into a settlement and purchase agreement with Kentron Technologies, Inc. and Mr. Christopher Karabatsos, resolving all claims in the litigation pending in federal court in Massachusetts between the parties.

The settlement includes the sale by Kentron Technologies and Karabatsos of certain of their intellectual property to Entorian Technologies, which will now promptly resume standardization of its ArctiCore technologies before the JEDEC Solid State Technology Association. Kentron has provided documentation to JEDEC that it has withdrawn all previous objections to Entorian's standardization efforts regarding ArctiCore.

"This settlement brings clarity to the marketplace regarding our ArctiCore technologies, and clears the way for a new, innovative, high-density DIMM standard that will benefit our customers and the industry at large. Within a standard DIMM thickness, Entorian's ArctiCore technologies can be used to provide substantially increased memory capacity without the need for stacking," said Wayne R. Lieberman, Entorian Technologies' Chief Executive Officer.

About Entorian Technologies

Entorian Technologies Inc. is a market-leading provider of advanced electronic technologies and solutions for enterprise, consumer and other high-growth markets. With an IP portfolio of more than 200 patents and pending patent applications, the company offers high-speed, high-capacity solutions, and technology licensing. Headquartered in Austin, Texas, Entorian operates two ISO-certified manufacturing facilities in Irvine, California and Reynosa, Mexico.

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